United States
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
__________________

FORM 8-K
 __________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): December 10, 2014

Commission File Number 1-12803

URSTADT BIDDLE PROPERTIES INC.
(Exact Name of Registrant in its Charter)

Maryland	04-2458042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

321 Railroad Avenue, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (203) 863-8200

N/A
(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
On December 10, 2014, Urstadt Biddle Properties Inc. (the "Company"), through four wholly-owned subsidiaries, acquired four retail properties totaling 375,000 square feet located in three counties in northern New Jersey (the "New Jersey Properties") for an aggregate  purchase price of $124.5 million.  The four properties were purchased from four property owners under common control, but unaffiliated with the Company. The properties were purchased free and clear of mortgages.  The purchase was funded with available cash remaining from the Company's Class A Common and Series G Preferred stock offerings completed in October and November 2014 and borrowings under the Company's unsecured revolving credit facility.  The Company plans on repaying a portion of the unsecured revolving credit line borrowing used for these acquisitions by placing non-recourse first mortgages on the properties aggregating $62.7 million.  The Company has entered into a mortgage commitment with a lender to provide this financing.  The mortgage loans each will have a term of twelve years and will require payments of principal and interest based on a thirty-year amortization schedule at a fixed rate of interest of 3.85% per annum.  The Company plans on closing on the mortgage loans on December 15, 2014.
On December 11, 2014, the Company issued a press release announcing the acquisition of the New Jersey Properties. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01    Financial Statements and Exhibits.
(a)	Financial Statements of Real Estate Acquired.
The Company intends to file any required financial statements or pro forma financial information for the properties acquired by amendment hereto no later than 71 days after this current report is required to be filed.
(b)	Pro Forma Financial Information
See paragraph (a) above
(c)	Not applicable
(d)	The following exhibits are filed as part of this report:
Exhibit No.	Description
99.1	Press release dated December 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 15, 2014	URSTADT BIDDLE PROPERTIES INC.
(Registrant)

/s/ John T. Hayes
John T. Hayes Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated December 11, 2014